AGREEMENT OF STOCKHOLDERS

The undersigned, being the remaining stockholders to the Controlling Stockholders Agreement, dated as of August 30, 2004 (the “Control Agreement”), by and among the stockholders of CardioVascular BioTherapeutics, Inc. listed as signatories on Schedule A thereto, hereby agree as follows:

1. Each of the undersigned hereby provides notice by this Agreement to the other signatories that he has elected to opt out of the Control Agreement.

2. Each of the undersigned acknowledged that by virtue of the notice provided by him pursuant to Section 1 above and the prior notices of Alexander Montano, Wolfgang Priemer and Dr. Thomas Stegmann, that the Control Agreement is hereby terminated by this Agreement effective as of May 19, 2008.

3. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same agreement.

Dated: May 19, 2008.	/s/ Daniel C. Montano
Daniel C. Montano

/s/ Grant Gordon
Grant Gordon

/s/ Joong Ki Baik
Joong Ki Baik